Exhibit 99.1

CAI International, Inc. Announces Pricing of Public Offering of Common Stock

SAN FRANCISCO—(BUSINESS WIRE)—CAI International, Inc. (NYSE: CAP) today announced the pricing of a public offering of 3,778,338 shares of its common stock at $19.85 per share (before underwriting discounts and commissions), of which 2,518,892 shares are being offered by the Company, 251,890 shares are being offered by Development Bank of Japan Inc., 899,136 shares are being offered by Mr. Hiromitsu Ogawa, the Company’s founder and Chairman and 108,420 shares are being offered by Mr. Masaaki (John) Nishibori, a director and former Chief Executive Officer of the Company. The offering is expected to close on or about December 4, 2012, subject to customary closing conditions. The underwriters have been granted a 30-day option to purchase up to an additional 566,751 shares of common stock from the Company and certain of the selling stockholders to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include investments in equipment and other assets. The Company may also use the net proceeds, or a portion thereof, to repay a portion of its senior secured revolving credit facility. The Company will not receive any proceeds from the sale of shares by the selling stockholders.

Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Keefe, Bruyette & Woods, Inc. acted as joint book-running managers for the offering.

A copy of the prospectus supplement and base prospectus relating to the offering may be obtained by contacting: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, Telephone: (800) 221-1037, Email: newyork.prospectus@credit-suisse.com or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com or Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559.

The offering was made pursuant to a shelf registration statement that was declared effective on May 31, 2011 by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CAI International, Inc.

CAI International, Inc. is one of the world’s leading managers and lessors of intermodal freight containers. As of September 30, 2012, the Company operated a worldwide fleet of 1,061,000 TEUs of containers through 16 offices located in 12 countries.

CAI International

Timothy B. Page, (415) 788-0100

Chief Financial Officer

tpage@capps.com